August 3, 2000

Mr. Naoto Otsuki
Chairman and Chief Executive Officer
Onkyo Corporation
2-1, Nisshin-Cho, Neyagawa-Shi
Osaka 572-8450 Japan

Mr. Akihiko Horiuchi
Managing Director

Onkyo Europe Electronics GMBH
Industriestrasse 18/20, 82110
Germering, Germany

Mr. Kazuo Miyamoto
Managing Director
Onkyo Malaysia SDN.BHD.
No. 1, Jalan P/5.
Kawasan Perusahaan
Seksyenb
43650 Bandar Baru
Bangi, Selangor
Darul Ehsan, Malaysia

Dear Gentlemen:

         This letter modifies the Share Purchase Agreement dated as of June 29, 2000 ("Agreement") by and among Onkyo Europe Electronics GMBH, Onkyo Malaysia SDN.BHD., and Onkyo Corporation (individually referred to as the "Seller" and collectively referred to as the "Sellers"), Global Technovations, Inc. ("Buyer") and Onkyo America, Inc. ("Onkyo America") as follows:

1.                Closing  Date.  The new Closing Date shall be August 31, 2000.
                  There shall be no further extensions, and if the Closing does not occur or before August 31, 2000 for any reason, no party shall be liable to the other parties for any claims, expenses or damages or file any lawsuit against any other party. The foregoing does not relate to the intercompany payables, note and royalties owed by Onkyo America to the Sellers. The Buyer on one hand and the Sellers and Onkyo America on the other hand shall execute general releases covering all matters.

If the Buyer or any proposed lender to the Buyer or Onkyo America requests any modifications to the purchase price, the Sellers may immediately terminate the Agreement and this amendment.

2. Purchase Price. Notwithstanding anything contained in the Agreement to the contrary, the Purchase Price shall be paid as follows: (a) $13,000,000 in United States dollars paid in cash at the closing, and (b) $12,000,000 represented by one or more promissory notes (singly or collectively, the "Buyer's Promissory Note"). At or prior to the Closing, Sellers shall deliver to the Buyer written instructions concerning the allocation of the Purchase Price among the sellers in accordance with the foregoing. The Earn-Out contained in Section 3.02(b) of the Agreement shall not be modified.

3. Buyer's Promissory Note. The Buyer's Promissory Note shall be payable in United States dollars. Interest shall accrue commencing on the Closing Date at the United States Federal Funds Rate as of the Closing Date plus 1 percent. The outstanding principal and accrued interest shall be due and payable August 31, 2003.

4. Intercompany Payables. On May 31, 2001, Onkyo America shall pay to the Sellers a sum equal to (a) the existing $1,000,000 plus accrued interest owed to Onkyo Corporation and (b) intercompany royalties due as of August 31, 2000. Other payments shall be paid in the normal course of business.

5.       In all other respects, the Agreement is ratified and confirmed.

All capitalized terms not defined in this amendment shall have the meaning contained in the Agreement.

         If you agree with the above modifications to the Agreement, please indicate your assent by signing and returning a copy of this letter to the Buyer.

Sincerely,

GLOBAL TECHNOVATIONS, INC.


By:      _______________________________
         William C. Willis, Jr.
         President and Chief Executive Officer

AGREED:

ONKYO CORPORATION

By: _______________________________________
Naoto Otsuki
Chairman and Chief Executive Officer

ONKYO EUROPE ELECTRONCIS GMBH

By: ______________________________________
Akihiko Horiuchi
Managing Director

ONKYO MALAYSIA SDN.BHD.

By: ______________________________________
Kazuo Miyamoto
Managing Director

ONKYO AMERICA, INC.

By: _____________________________________
Shinobu Shimojima
President